As filed with the Securities and Exchange Commission on June 1, 2016.

Registration No. 333-211196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Nant Health, LLC

(Exact name of Registrant as specified in its charter)

Delaware	7374	27-3019889
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9920 Jefferson Blvd,

Culver City, California 90230

(310) 883-1300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick Soon-Shiong, M.D., FRCS (C), FACS

Chairman and Chief Executive Officer

Nant Health, LLC

9920 Jefferson Blvd,

Culver City, California 90230

(310) 883-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper Martin J. Waters Wilson Sonsini Goodrich & Rosati, P.C. 633 West Fifth Street, 15th Floor Los Angeles, California 90071 (323) 210-2900	Charles C. Kim General Counsel Nant Health, LLC 9920 Jefferson Blvd, Culver City, California 90230 (310) 883-1300	Charles S. Kim Sean M. Clayton David Peinsipp Andrew S. Williamson Cooley LLP 1333 2nd Street, Suite 400 Santa Monica, California 90401 (310) 883-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)(2)	AMOUNT OF REGISTRATION FEE (3)
Common Stock, par value $0.0001 per share	7,475,000	$15.50	$115,862,500	$11,667.36

(1)	Includes the additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to Form S-1 is being submitted solely for the purposes of filing Exhibits 10.1, 10.2, and 10.16 to the previously submitted Form S-1 (Registration No. 333-211196) and to update the Exhibit List accordingly. No changes have been made to Part I of the Form S-1. Accordingly, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth an itemization of all estimated expenses, all of which the Registrant will pay, in connection with the issuance and distribution of the securities being registered:

AMOUNT PAID OR TO BE PAID
SEC registration fee	$11,668
FINRA filing fee	17,880
The NASDAQ Global Market listing fee	250,000
Printing and engraving expenses	934,000
Legal fees and expenses	2,000,000
Accounting fees and expenses	2,367,269
Transfer agent and registrar fees and expenses	150,000
Miscellaneous expenses	1,222,428

Total	$6,953,245

Item 14. Indemnification of directors and officers

On completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

An entity controlled by Dr. Patrick Soon-Shiong has agreed to indemnify Mr. Burnett for any losses or liabilities incurred by Mr. Burnett in connection with his service on the Registrant’s board of directors, but only to the extent such losses or liabilities are not covered by the Registrant’s directors’ and officers’ insurance policies or the Registrant’s indemnification agreement with Mr. Burnett and only to the extent a court of competent jurisdiction has determined pursuant to a final order not subject to further appeal or stay that Mr. Burnett has breached his duty of loyalty to the Registrant by reason of his service as a board member on other entities controlled by Dr. Patrick Soon-Shiong. The indemnification obligation will not apply to fraud, illegal acts or intentional misconduct of Mr. Burnett to the extent determined by a final order of a court of competent jurisdiction not subject to further appeal or a stay.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent sales of unregistered securities

Since March 1, 2013, the Registrant has issued and sold the following securities, which numbers have not been adjusted for the 1-for-5 1⁄2 reverse stock split to be effective on June 1, 2016:

(1)	On September 6, 2013, the Registrant issued and sold to Celgene Corporation an aggregate of 8,930,069 Series B units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $25.0 million.

(2)	On March 31, 2014, the Registrant issued and sold to Blackberry Corporation an aggregate of 3,572,066 Series D units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $10.0 million.

(3)	On April 8, 2014, the Registrant issued and sold to Arthur Higgins an aggregate of 187,550 Series A units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $525,046.

(4)	On May 1, 2014, the Registrant issued and sold to NHealth Holdings, Inc. an aggregate of 35,720,664 Series E units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $100.0 million.

(5)	On June 18, 2014, the Registrant issued and sold to the former stockholders of Net.Orange, Inc. an aggregate of 6,905,566 Series A units pursuant to a contribution agreement in exchange for their full ownership in Net.Orange, Inc.

(6)	On June 20, 2014, the Registrant issued and sold to KHealth Holdings, Inc. an aggregate of 53,580,996 Series F units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $150.0 million.

(7)	On July 9, 2014, the Registrant issued and sold to Blackstone Healthcare Partners II (AIV) L.L.C. an aggregate of 3,572,031 Series A units pursuant to a purchase agreement at a price of $2.7995 per unit for an aggregate purchase price of $10.0 million.

(8)	On September 5, 2014, the Registrant issued and sold to the former stockholders of eviti, Inc. an aggregate of 567,930 Series A units pursuant to a contribution and merger agreement in exchange for their full ownership in eviti, Inc.

(9)	On June 26, 2015, the Registrant issued and sold to Allscripts Healthcare Solutions, Inc. an aggregate of 59,099,908 Series G units pursuant to a purchase agreement at a price of $3.3841 per unit for an aggregate purchase price of $200.0 million.

(10)	On September 8, 2015, the Registrant issued to Translational Research Management, Inc. an aggregate of 267,905 Series A units pursuant to a contribution agreement.

(11)	On September 22, 2015, the Registrant issued to ANWYL Ltd., LLC an aggregate of 69,656 Series A units pursuant to a letter agreement at a purchase price of $2.7995 for an aggregate purchase price of $195,000.

(12)	On November 30, 2015, the Registrant issued and sold to 3BE Holdings, LLC an aggregate of 15,513,726 Series H units and cash consideration pursuant to a purchase agreement in exchange for their full ownership in NaviNet, Inc.

(13)	From December 3, 2013 through March 25, 2015, the Registrant issued to certain of its service providers for compensatory purposes an aggregate of 3,475,308 Series C Units pursuant Equity Grant Agreements under the Nant Health, LLC Profits Interests Plan.

(14)	From the inception of our Phantom Unit Plan on March 31, 2015 through May 1, 2016, the Registrant granted to certain of its service providers 34,471,471 phantom units under the Phantom Unit Plan.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Rule 701 or Rule 506 promulgated under the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefits plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Registrant or otherwise, to information about the Registrant.

Item 16. Exhibits and financial statement schedules

(a) Exhibits.

See the Exhibit Index immediately following the Signature Pages.

(b) Financial statement schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes

Item 17. Undertakings

The Registrant hereby undertakes to provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on June 1, 2016.

Nant Health, LLC

By:	/s/ Patrick Soon-Shiong
Dr. Patrick Soon-Shiong
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Patrick Soon-Shiong Dr. Patrick Soon-Shiong	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2016

* Paul Holt	Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2016

* Michael S. Sitrick	Director	June 1, 2016

* Kirk K. Calhoun	Director	June 1, 2016

* Mark Burnett	Director	June 1, 2016

* Edward Miller	Director	June 1, 2016

* Michael Blaszyk	Director	June 1, 2016

* Pursuant to Power of Attorney

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1*	Form of Underwriting Agreement, including Form of Lock-up Agreement.

2.1*	Form of Conversion Agreement between the Registrant and NantWorks, LLC.

2.2*	Asset Sale Agreement, dated as of June 16, 2015, between the Registrant and Harris Corporation.

2.3#*	Stock Purchase Agreement, dated as of November 30, 2015, by and among the Registrant, NaviNet, Inc. and 3BE Holdings, LLC.

3.1*	Ninth Amended and Restated Limited Liability Company Agreement dated as of January 1, 2016, between the Registrant and the other parties thereto.

3.2*	Form of Certificate of Incorporation of Registrant, to be in effect upon the completion of the Registrant’s conversion from a limited liability company to a corporation.

3.3*	Form of Bylaws of Registrant, to be in effect upon the completion of the Registrant’s conversion from a limited liability company to a corporation.

3.4*	Form of Amended and Restated Certificate of Incorporation of Registrant, to be in effect upon the completion of this offering.

3.5*	Form of Amended and Restated Bylaws of Registrant, to be in effect upon the completion of this offering.

4.1*	Specimen common stock certificate of the Registrant.

4.2*	Form of Stockholder’s Agreement, by and among the Registrant and the other parties named therein.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1#	Amended and Restated NantOmics Exclusive Reseller Agreement, dated as of May 9, 2016, by and between the Registrant and NantOmics, LLC.

10.2#	NantHealth License Agreement, dated June 19, 2015, by and between the Registrant and NantOmics, LLC.

10.3*	Registration Rights Agreement, as amended, dated October 25, 2012, by and among the Registrant and the other parties thereto.

10.4*	Amendment of and Joinder to Registration Rights Agreement, dated September 6, 2013, by and between the Registrant, NantWorks, LLC and Celgene Corporation.

10.5*	Amendment of and Joinder to Registration Rights Agreement, dated March 31, 2014, by and between the Registrant, NantWorks, LLC and BlackBerry Corporation.

10.6*	Amendment of and Joinder to Registration Rights Agreement, dated May 1, 2014, by and between the Registrant, NantWorks, LLC and NHealth Holdings, Inc.

10.7*	Amendment of and Joinder to Registration Rights Agreement, dated June 20, 2014, by and between the Registrant, NantWorks, LLC and KHealth Holdings, Inc.

10.8*	Amendment of and Joinder to Registration Rights Agreement, dated July 9, 2014, by and between the Registrant, NantWorks, LLC and Blackstone Healthcare Partners II (AIV) L.L.C.

10.9*	Amendment of and Joinder to Registration Rights Agreement, dated June 26, 2015, by and between the Registrant, NantWorks, LLC and Allscripts Healthcare Solutions, Inc.

10.10+*	Nant Health, LLC Profits Interests Plan.

10.11+*	Nant Health, LLC Phantom Unit Plan.

10.12+*	2016 Equity Incentive Plan and forms of agreements thereunder, effective upon the completion of this offering.

EXHIBIT NUMBER	DESCRIPTION

10.13+*	2016 Executive Incentive Compensation Plan, effective upon the completion of this offering.

10.14+*	Employment Agreement, between the Registrant and Robert Watson, dated January 8, 2015.

10.15+*	Employment Agreement, between the Registrant and Paul Holt, dated March 16, 2015.

10.16#	Amended and Restated Mutual License and Reseller Agreement, between the Registrant and Allscripts Healthcare, LLC, dated June 26, 2015.

10.17*	Shared Services Agreement, between the Registrant and NantWorks, LLC, dated November 19, 2012.

10.18*	Amended and Restated Promissory Note, between Registrant and Nant Capital LLC, dated May 9, 2016.

10.19*	Amended and Restated Promissory Note, between Registrant and NantOmics, LLC, dated May 23, 2016.

10.20*	Put Agreement, between Registrant, KHealth Holdings, Inc. and the Kuwait Investment Office, and Pledge Agreement, between NantWorks, LLC and the Kuwait Investment Office, dated June 20, 2014, as amended.

10.21*	Side Letter Agreement, between Registrant and NantWorks, LLC, dated May 22, 2016.

21.1*	List of subsidiaries of the Registrant.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.3*	Consent of Mayer Hoffman McCann P.C., Independent Auditors.

23.4*	Consent of BDO USA, LLP, Independent Auditors.

23.5*	Consent of Ernst & Young LLP, Independent Auditors.

24.1*	Power of Attorney (included on page II-4 of the original filing of this Form S-1).

*	Previously filed.
#	Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions filed separately with the Securities and Exchange Commission.
+	Indicates management contract or compensatory plan.